Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this the Registration Statement of Volato Group, Inc. on Form S-3 of our report dated March 25, 2024, except for Note 20, as to which the date is January 10, 2025, with respect to our audit of the financial statements of Volato, Group, Inc. as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022 included in Form 8-K filed with the SEC on January 10, 2025. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California
January 10, 2025